A Special Meeting of Shareholders

     A meeting of shareholders of the HSBC Advisor Funds Trust was held on June 15, 2011. At the meeting the shareholders voted and approved the following proposal:

     Proposal 1: To elect each of the following six nominees to serve as a Trustee on the Boards of Trustees of the Trusts until his or her successor is duly elected and qualify.

             No. of Shares  % of Outstanding Shares  % of Shares Voted
	     Marcia L. Beck
Affirmative  7,601,032.186          73.262% 	         99.969%
Withhold         2,386.905            .023%                .031%
TOTAL        7,603,419.091          73.285%             100.000%

             Sylvia Coutinho
Affirmative  7,601,032.186          73.262%              99.969%
Withhold         2,386.905            .023%                .031%
TOTAL        7,603,419.091          73.285%             100.000%

             Susan S. Huang
Affirmative  7,601,032.186          73.262%              99.969%
Withhold         2,386.905            .023%                .031%
TOTAL        7,603,419.091          73.285%             100.000%

             Alan S. Parsow
Affirmative  7,594,783.385          73.202%              99.886%
Withhold         8,635.706            .083%                .114%
TOTAL        7,603,419.091          73.285%             100.000%

             Thomas F. Robards
Affirmative  7,594,783.385          73.202%              99.886%
Withhold         8,635.706            .083%                .114%
TOTAL        7,603,419.091          73.285%             100.000%

             Michael Seely
Affirmative  7,594,783.385          73.202%              99.886%
Withhold         8,635.706            .083%                .114%
TOTAL        7,603,419.091          73.285%             100.000%